[redacted]

AMENDMENT TO ADDRESS CONCERNS WITH PROPERTY AMENDMENT # 1

[TO BE USED ONLY IF CONTRACT IS SUBJECT TO A DUE DILIGENCE PERIOD]

Date: 5/5/2023

GeorgiaREALTORS®

2023 Printing

Whereas, the undersigned parties have entered into a certain Agreement between Arrived Holdings Inc and or assigns ("Buyer") and [redacted] ("Seller"), with a Binding Agreement Date of 4/29/2023 for the purchase and sale of real property located at: 803 Fenwick, Grovetown, Georgia 30813 ("Agreement").

Whereas, the undersigned parties desire to amend the aforementioned Agreement, it being to the mutual benefit of all parties to do so. This Amendment shall become effective on the date when the party who has accepted the Amendment delivers notice of that acceptance to the party who proposed the Amendment in accordance with the Notice section of the Agreement.

This Amendment is intended to set forth the agreement of the parties relative to concerns raised by Buyer during the Due Diligence Period. If this Amendment does not become effective during the Due Diligence Period, it shall become null and void and of no legal force and effect.

In consideration of Seller agreeing to address certain concerns of Buyer with Property, all parties agree that if this Amendment is signed by Buyer and Seller and delivered to both parties, the remainder of Buyer's Due Diligence Period ☐ shall OR ☐ shall not terminate.

Now therefore, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to modify and amend the Agreement to address the following concerns existing with the Property and for such other purposes as are set forth below:

[The following language is furnished by the parties and is particular to this transaction]

[redacted]

All repairs to be verified through photo and or itemized completed work receipt provided to the buyer no fewer than 7 business days prior to closing. Repairs will be verified with a repair walk through prior to closing.

☐ **Additional pages (F801) are attached.**

It is agreed by the parties hereto that all of the other terms and conditions of the aforementioned Agreement shall remain in full force and effect other than as modified herein. Upon execution by all parties, this Amendment shall be attached to and form a part of said Agreement.

By signing this Amendment, Buyer and Seller acknowledge that they have each read and understood this [redacted]

Acceptance Date. The above Amendment is hereby accepted, 8 o'clock p .m. on the date of May 11, 2021 , ("Acceptance Date"). This Amendment will become binding upon the parties when notice of the acceptance of the Amendment has been received by offeror. The offeror shall promptly notify offeree when acceptance has been received.